ARTICLES OF AMENDMENT
OF
FIRST INDUSTRIAL REALTY TRUST, INC.

EXHIBIT 3.1

First Industrial Realty Trust, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST: The Charter of the Corporation as currently in effect is hereby amended by deleting Section 7.1 of ARTICLE VII of the Charter in its entirety and inserting the following in lieu thereof:

“7.1  Authorized Capital Stock. The total number of shares of stock which the Corporation has authority to issue (the “Stock”) is two hundred twenty-five million (225,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”); (ii) one hundred fifty million (150,000,000) shares of common stock, par value $.01 per share (“Common Stock”); and (iii) sixty-five million (65,000,000) shares of excess stock, par value $.01 per share (“Excess Stock”). The aggregate par value of all the shares of all classes of Stock is $2,250,000.”

SECOND: The Board of Directors of the Corporation, by unanimous vote at a duly called meeting, duly adopted resolutions setting forth the proposed amendment to the Charter, declaring said amendment to be advisable and directing that said amendment be submitted for consideration by the stockholders.

THIRD: Notice setting forth the said amendment of the Charter and stating that a purpose of the meeting of the stockholders would be to take action thereon was given as required by law to all stockholders of the Corporation entitled to vote thereon. The stockholders of the Corporation, by vote at a duly called annual meeting, approved said amendment.

FOURTH: Immediately before this amendment, the total number of shares of stock of all classes which the Corporation has authority to issue, the number of shares of stock of each class and the par value of the shares of each class were as follows:

(a) The total number of shares of all classes which the Corporation has authority to issue is one hundred seventy-five million (175,000,000) shares, consisting of ten million (10,000,000) shares of preferred stock, par value $.01 per share, one hundred million (100,000,000) shares of common stock, par value $.01 per share and sixty-five million (65,000,000) shares of excess stock, par value $.01 per share.

FIFTH: As amended, the total number of shares of stock of all classes which the Corporation has authority to issue, the number of shares of stock of each class and the par value of the shares of each class are as follows:

(a) The total number of shares of all classes which the Corporation has authority to issue is two hundred twenty-five million (225,000,000) shares, consisting of ten million (10,000,000) shares of preferred stock, par value $.01 per share, one hundred fifty million (150,000,000) shares of common stock, par value $.01 per share and sixty-five million (65,000,000) shares of excess stock, par value $.01 per share.

SIXTH: Immediately before this amendment, the aggregate par value of all shares of all classes of stock of the Corporation was $1,750,000. As amended, the aggregate par value of all shares of all classes of stock of the Corporation is $2,250,000.

SEVENTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by this amendment.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested to by its Secretary on this 12th day of May, 2011, and its said President acknowledges under the penalties of perjury that these Articles of Amendment are the corporate act of said Corporation and that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

First Industrial Realty Trust, Inc.

By:	/s/ Bruce W. Duncan
Name:     Bruce W. Duncan

Title:	President and Chief Executive Officer

Attest:

/s/  John H. Clayton
Name:     John H. Clayton

Title:	Secretary

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